UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Matrix Service Company

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MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company (the “Company” or “Matrix Service”), a Delaware corporation, will be held at Matrix Service’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 23rd day of October 2009, at 2:00 p.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the annual stockholders meeting in 2010 or until their successors have been elected and qualified;

2.	To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010;

3.	To consider and vote upon a proposal to approve an amendment to the Company’s 2004 Stock Incentive Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 1,200,000 to 2,300,000; and

4.	To act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 2, 2009 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Thomas E. Long Secretary

September 11, 2009

Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700

Tulsa, Oklahoma 74135

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held October  23, 2009

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix Service”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on October 23, 2009, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders. The Annual Meeting will be held at 2:00 p.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about September 11, 2009 to stockholders of record on September 2, 2009. The annual report of the Company on Form 10-K for the fiscal year ended May 31, 2009 accompanies this proxy statement.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by giving written notice to, or by executing a subsequent proxy and sending it to Thomas E. Long, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135 or by a later dated proxy by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated therefore, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the record date there were 26,195,615 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions, which may be specified on all proposals, except the election of directors, will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors, or the other proposals.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be voted upon. If you hold your shares in “street name” and do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

PROPOSAL NUMBER 1:

Election of Directors

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by recommendations from the Nominating and Corporate Governance Committee and a majority vote by the remaining directors.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and urges you to vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.

If, at the time of the 2009 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominated Director Biographies

The nominees for director, and certain additional information with respect to each of them, are as follows:

Michael J. Bradley, age 54, was appointed as a director of the Company effective January 2007. Mr. Bradley has served as President and Chief Executive Officer (CEO) of the Company since November 2006. Prior to joining Matrix Service Company, Mr. Bradley served as President and CEO of DCP Midstream Partners and was a member of the board. Mr. Bradley was named Group Vice President of Gathering and Processing for Duke Energy Field Services (DEFS) in 2004 and served as Executive Vice President DEFS from 2002 to 2004. From 1994 to 2002, he served as Senior Vice President DEFS and was responsible for business development and commercial activities. Mr. Bradley graduated from the University of Kansas with a Bachelor of Science degree in Civil Engineering. He also completed the Duke University Executive Management Program. Mr. Bradley serves on the Board of Directors of Regency Energy Partners, LP. He is a member of the American Society of Civil Engineers and a former board member of the American Cancer Society. He also serves on the advisory board for the University of Kansas, School of Engineering and on the boards of the Tulsa Area United Way, the Tulsa Metro Chamber of Commerce and the Indian Nations Scout Council.

Michael J. Hall, age 65, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also previously served as Vice President, Finance and Chief Financial Officer of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix Service, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a director and Chairman of the Board of Integrated Electrical Services, Inc.; a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); and a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.), and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.

I. Edgar (Ed) Hendrix, age 65, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix has served as President of Patriot Energy Resources, LLC since 2005. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst &

Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.

Paul K. Lackey, age 66, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (NORDAM), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU)—Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, a director of the Oklahoma Business Roundtable and a director of the Tulsa Community Hospital Authority.

Tom E. Maxwell, age 64, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of The Flintco Companies, Inc., which is ranked 19th by Engineering New-Record (ENR) among commercial construction companies in the United States. He has held this position for twenty-two years, and prior to his election to President and Chief Executive Officer of Flintco, Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and the Oklahoma Business Roundtable, as trustee for the Friends of Fairgrounds Foundation, and as a partner in Yukon Developers.

David J. Tippeconnic, age 69, was elected as a director of the Company effective October 2005. Mr. Tippeconnic has served as Chief Executive Officer of Arrow-Magnolia International, Inc., a manufacturer of industrial cleaning and maintenance chemicals, since January 2005. Mr. Tippeconnic previously served as Chairman of the Board and acting Chief Executive Officer of Cherokee Nation Enterprises, a hospitality business, from September 2002 to November 2004. Prior to joining Cherokee Nation Enterprises, Mr. Tippeconnic served as President and Chief Executive Officer of CITGO Petroleum Corporation from July 1997 to October 2001. Mr. Tippeconnic also previously served as Chief Executive Officer of UNOVEN and as Executive Vice President and director of Phillips Petroleum Company. Mr. Tippeconnic has a Bachelor of Science degree in Chemical Engineering from Oklahoma State University and a Masters of Science degree in Chemical Engineering from the University of Arizona and attended the Advanced Management Program at Harvard University. Mr. Tippeconnic serves as director for Rive Technology, ONEOK, Inc. and Cherokee Nation Entertainment, and as a partner with LMT, LLC and InvestLinc Group.

The Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.

The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (NASDAQ) and the rules and regulations of the Securities and Exchange Commission (SEC), the Board of Directors has adopted a set of director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board of Directors has affirmatively determined that each of Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic are “independent” under the guidelines. Mr. Hall is not considered to be independent because of his prior service as a senior executive officer of the Company and Mr. Bradley is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

Meetings and Committees of the Board of Directors

The Company’s Board of Directors met twelve times during fiscal year 2009. The Board has three standing committees – Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During the 2009 fiscal year, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors attended the 2008 annual meeting.

Audit Committee

Director	Fiscal 2009 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2009
Paul K. Lackey, Member	Served all of Fiscal 2009
Tom. E. Maxwell, Member	Served all of Fiscal 2009
David J. Tippeconnic, Member	Served all of Fiscal 2009

The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Audit Committee held four meetings during fiscal 2009.

Compensation Committee

Director	Fiscal 2009 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2009
I. Edgar Hendrix, Member	Served all of Fiscal 2009
Tom E. Maxwell, Member	Served all of Fiscal 2009
David J. Tippeconnic, Member	Served all of Fiscal 2009

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Compensation Committee held six meetings during fiscal 2009. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2009, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2009 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2009
I. Edgar Hendrix, Member	Served all of Fiscal 2009
Paul K. Lackey, Member	Served all of Fiscal 2009
David J. Tippeconnic, Member	Served all of Fiscal 2009

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available in the “Investors” section of the Company’s website at http://www.matrixservice.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2009.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards. The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Thomas E. Long, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Communications with the Board of Directors

The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also use the Company’s online submission form at the FAQ section of the “Investors” section of the Company’s website at http://www.matrixservice.com to contact the Board or any of the directors. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

Each non-employee director is strongly encouraged to have a significant investment in the Company evidenced by the ownership, from time to time, either directly or indirectly, of an approximate value of $100,000 of Matrix Service Common Stock. For purposes of these guidelines, “indirect ownership” includes the pre-tax “in the money” market value of stock options and phantom stock in the director’s deferred compensation plan. Non-employee directors have five years from the date of their initial election to the Board to meet this requirement. As of August 1, 2009, all non-employee directors were in compliance with the Equity Ownership Guidelines.

Since Mr. Bradley is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement under the caption “Equity Ownership Guidelines for Executive Officers.”

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.

The elements of our non-employee director compensation consist of cash compensation and equity compensation. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership background and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives. The Compensation Committee (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Board’s philosophy is to keep director compensation competitive, simple and aligned with the interests of our shareholders. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.

Director compensation is reviewed on a bi-annual basis. This review was last completed in July 2008. Compensation was adjusted in July 2008, as outlined below. Director compensation will be formally benchmarked and evaluated again in July/August 2010.

In July 2008, the Committee engaged a third party compensation consultant, Hewitt Associates LLC, to conduct a current market study of director compensation. Hewitt obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. For fiscal 2009, the proxy analysis consisted of a review of the director pay at the same peer companies that were used to perform a proxy analysis of the pay of our executive officers.

Based on the consultant’s findings and recommendations, the Committee determined that total compensation for directors should be approximately $125,000 with approximately 50% in cash and 50% in equity. The objective is to provide a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of director compensation should be performance-based restricted stock units, which ties a director’s compensation directly to our performance.

At the July 2008 Board meeting, adjustments were made to the annual retainer, Committee Chair and Chairman fees for fiscal 2009. The annual retainer was established as $60,000 plus $5,000 for each of the Committee Chairmen. The additional fee for the Chairman of the Board is 25% of the annual retainer, or $15,000. Cash compensation may be taken in the form of cash payments or may be deferred with interest.

Equity compensation awarded for fiscal 2009 was granted at a value of $65,000 and was all performance-based. The performance measure utilized was Matrix Service’s consolidated fully-diluted earnings per share (EPS) for a three-year period beginning in fiscal 2009. Restrictions will lapse at the end of the three-year period, based on the Company’s performance and have Threshold, Target and Maximum levels of achievement. In the event the minimum performance goal is not achieved, the restricted stock units are forfeited.

The basis for the October 2008 Restricted Stock Unit awards to non-employee directors is detailed below:

•	Annual equity value of $65,000 (represents approximately 50% of total compensation)

•	Actual number of shares were determined by dividing annual value by the twenty-day moving average of the stock price calculated five days prior to the grant date

•

100% of the equity component of Board compensation is performance-based. Performance is defined for Threshold, Target and Maximum level awards based on our cumulative EPS for a three-year period beginning in fiscal 2009. Phantom shares, which will be settled only in cash, will be used for awards earned above the Target level. Shares awarded for performance between the established levels will be calculated on a pro-rata basis.

•	Performance for the three-year period is measured at the end of the period.

•	If the threshold performance objective is not met, the restricted stock units are forfeited.

The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate is researched and recommended by the CFO for approval by the Committee at the regularly-scheduled meeting each October. For 2009, the interest rate is 6.5%.

Non-employee directors are also eligible to participate in our medical, dental and vision benefits.

Fiscal 2009 Director Compensation

The compensation earned by each director in fiscal 2009 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Michael J. Hall	75,000	4,446	—	—	6,607	86,053
I. Edgar Hendrix	65,000	4,288	—	4,541	6,607	80,436
Paul K. Lackey	65,000	4,288	—	2,931	—	72,219
Tom E. Maxwell	65,000	4,288	—	2,524	—	71,812
David J. Tippeconnic	60,000	4,288	—	4,047	6,607	74,942

(1)	Mr. Michael J. Bradley, our CEO, is not included in this table since he is an employee and thus receives no compensation for his services as a director. Mr. Bradley’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)	Includes fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. The following directors deferred cash compensation in fiscal 2009 into an interest-bearing account.

Name	Fees Deferred ($)
I. Edgar Hendrix	48,750
Paul K. Lackey	65,000
Tom E. Maxwell	65,000
David J. Tippeconnic	60,000

(3)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the 2009 fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for restricted stock awards granted to non-employee directors, excluding any assumptions for future forfeitures. There were no actual forfeitures of stock awards in fiscal 2009. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2009. For each non-employee director, the grant date fair value of the 4,100 restricted stock units granted in fiscal 2009 was $47,150. As of May 31, 2009, Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Tippeconnic each had 9,700 restricted stock units outstanding.

(4)	There were no stock option awards granted to non-employee directors in fiscal 2009 and there were no unvested stock option awards as of the beginning of fiscal 2009. As a result, there was no compensation expense recognized for stock option awards in fiscal 2009. As of May 31, 2009, Mr. Hendrix had 5,000 stock options outstanding, Mr. Lackey had 15,000 stock options outstanding, Mr. Maxwell had 15,000 stock options outstanding, and Mr. Tippeconnic had 5,000 stock options outstanding.

(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (Deferred Fee Plan). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2009, the market rate for the deferrals was approximately 4.6% based on the applicable federal rates as compared to the actual rates earned of 8.0% from June 1, 2008 to December 31, 2008 and 6.5% from January 1, 2009 to May 31, 2009. We based the rate earned on our incremental borrowing rate as of the beginning of each calendar year.

Previously, directors were also allowed to defer fees in the form of Phantom Shares of our stock. The fees were converted into phantom shares based on the price of our stock on the deferral election date. In fiscal 2009, Mr. Lackey’s and Mr. Maxwell’s phantom shares declined in value by $137,071 and $88,571, respectively, and Mr. Lackey redeemed 4,286 phantom shares valued at $103,335.

(6)	Consists of the portion of premiums we pay related to directors’ participation in our health and welfare plans.

Fiscal 2009 Grants of Plan-Based Awards to Directors

The following table sets forth fiscal 2009 grants of plan-based awards to directors:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)	Grant Date Fair Value of Stock Awards ($) (2)
Michael J. Hall	10/21/08	2,050	4,100	4,100	47,150
I. Edgar Hendrix	10/21/08	2,050	4,100	4,100	47,150
Paul K. Lackey	10/21/08	2,050	4,100	4,100	47,150
Tom E. Maxwell	10/21/08	2,050	4,100	4,100	47,150
David J. Tippeconnic	10/21/08	2,050	4,100	4,100	47,150

(1)	Amounts shown are the number of shares of performance-based restricted stock units granted to the non-employee directors. Performance is defined for Threshold, Target and Maximum level awards based on Matrix Service’s cumulative EPS for a three-year period beginning in fiscal 2009. Phantom shares, which will be settled only in cash, will be used for awards earned above the Target level. Therefore, if our cumulative fully-diluted EPS exceeds the Target level, Directors will begin to earn phantom shares and will earn 2,050 phantom shares in addition to 4,100 restricted stock units if our cumulative fully-diluted EPS reaches the Maximum level. Shares awarded for performance between the established levels will be calculated on a pro-rata basis.

(2)	Amounts shown are calculated based upon the Maximum number of restricted stock units awarded multiplied by the closing stock price on the date of grant.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board Standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•

reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended May 31, 2009;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees); and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, and in connection with the change in fiscal year end from May 31 to June 30, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the thirteen months ending June 30, 2010.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

Paul K. Lackey, Audit Committee Member

Tom E. Maxwell, Audit Committee Member

David J. Tippeconnic, Audit Committee Member

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically and expressly incorporates this report by reference into any such filing, and shall not otherwise be deemed filed under such acts.

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2009 and 2008 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for audit-related services were for assurance and related services that are reasonably related to the performance of the audit or review and consisted of special construction project review services, due diligence on acquisitions and review procedures related to filing of a shelf registration statement. Fees billed for tax services were for tax consulting services approved by the Audit Committee.

	Deloitte & Touche LLP
	Fiscal 2009	Fiscal 2008
Audit Services	$734,548	$727,970
Audit-Related Services	46,926	138,890
Tax Services	—	10,188

Total	$781,474	$877,048

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. The Company has also made the Audit Committee’s pre-approval policy available in the “Investors” section of the Company’s website at http://www.matrixservice.com.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Bradley, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Nancy E. Austin, age 42 has served as Vice President, Human Resources for the Company since January 2006. Ms. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Ms. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Ms. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management, World-at-Work and Tulsa Area Human Resources Association.

Kevin S. Cavanah, age 44, has served as Vice President, Accounting and Financial Reporting for the Company since August 2007 and as Controller since April 2003. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining Williams, Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. He is a Certified Public Accountant and is a member of Financial Executives International.

Kevin A. Durkin, age 47, has served as Vice President, Business Development for Matrix Service Inc., a subsidiary of the Company, since June 2008. He has previously served as Pre-Construction Manager for the Orange Region from November 2006 to May 2008; Small Capital Construction Division Manager for the Orange Region from June 2000 to October 2006; Business Development Manager for Matrix Service Inc. from June 1998 to May 2000; Southwest Turnaround Manager for Colt Construction Division from June 1996 to May 1998; and as assistant Regional Manager for the Orange Region from July 1989 to May 1996. Prior to joining Matrix Service, Mr. Durkin worked for a construction firm serving the energy industry holding numerous positions in operations, engineering and marketing. Mr. Durkin holds a Bachelor of Arts degree in Business Administration, Marketing from California State University, Fullerton.

Albert D. Fosbenner, age 54, has served as Vice President, Matrix Service Industrial Contractors, Inc., a subsidiary of the Company, since June 2004. Mr. Fosbenner previously served as Vice President of Finance, Treasurer and Acting Chief Financial Officer for Western Integrated Networks LLC from December 2001 through 2003, President and Chief Executive Officer of CCS Fitness, Inc. from January 2000 through December 2001 and Senior Vice President and Treasurer of Frontiervision Partners LLP during 1998 and 1999. Mr. Fosbenner has a Bachelor of Science degree in Accounting from Philadelphia University. He passed the Certified Public Accountant examination and is a Certified Management Accountant (inactive). Mr. Fosbenner is a member of Financial Executives International and the Association for Corporate Growth.

Robert A. Long, age 66, has served as Vice President of Matrix Service Inc. since June 2008. In June 2007, Mr. Long came out of retirement to serve, in a consulting capacity, as Project Manager for the Matrix Service Sabine Pass LNG Project until its completion in June 2008. Mr. Long was previously employed with Chicago Bridge & Iron from 1966 until his retirement in 1998 after holding numerous management and senior level positions, including President of CB&I Constructors, Inc. Mr. Long graduated from the University of Alabama-Birmingham with a Bachelor of Science degree in Engineering.

Thomas E. Long, age 52, has served as Vice President Finance and Chief Financial Officer since April 2008. Prior to joining Matrix Service, Mr. Long served as Vice President and Chief Financial Officer of DCP Midstream Partners, LP, a publicly traded natural gas and natural gas liquids company since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., Charlotte, North Carolina, one of the nation’s largest electric power companies. During his tenure at Duke Energy, Mr. Long served as Vice President and Chief Financial Officer of its publicly owned power company in Ecuador; Vice President and Treasurer of Duke Energy Field Services, Denver; and Executive Vice President of National Methanol Company, a Duke Energy Corp. chemical joint-venture in Saudi Arabia. Starting in 1991, Mr. Long held financial management positions at PanEnergy Corp., Houston. He began his career in 1979 at Texas Eastern Corp., Houston. Mr. Long has a Bachelor of Arts degree in Accounting from Lamar University, is a member of Financial Executives International and is a Certified Public Accountant.

Joseph F. Montalbano, age 60, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President and Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch from 1972 to 2002,

Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Matthew J. Petrizzo, age 47, has served as President, Matrix Service Industrial Contractors, Inc., since June 2008. He previously served as Vice President, Matrix Service Industrial Contractors, Inc. from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.

Bradley J. Rinehart, age 45, has served as Vice President, Matrix Service Inc. since May 1997. He previously served as Regional Manager for the Michigan Region from April 1991 to April 1997; Operations Manager for the Michigan Region from January 1990 to March 1991; and as a Project Manager for the Michigan Region from January 1988 to December 1989. Mr. Rinehart holds a Bachelor of Science degree in Construction Science from the University of Oklahoma.

James P. Ryan, age 54, has served as President, Matrix Service Inc. since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining Matrix Service, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering.

Lansing G. Smith, age 57, has served as Vice President, Fabrication, Engineering, and Procurement for the Company since March 2008. From 2006 to 2008, Mr. Smith served as Director of Manufacturing for Exterran, Inc. From 2002 to 2005, he was Manufacturing Manager of Norris, a Dover company. Mr. Smith also served as Operations Manager with Parker Hannifin Corporation from 1999 to 2002. From 1989 to 1999, he worked for Koch Industries, Inc. in a number of management positions. Mr. Smith earned a Bachelor of Science degree in Industrial Engineering from the University of Arkansas and a Master of Business Administration degree from Oklahoma State University. He is a member of the American Society for Quality and is a Registered Professional Engineer in Oklahoma and Texas.

William R. Sullivan, age 44, has served as Vice President, Matrix Service Inc., since June 2008. He previously served as Regional Manager of the Southwest Region from 2002 to 2008 and Operations Manager for the Southwest AST Region from 1989 to 2002. Prior to joining the Company, Mr. Sullivan worked in various capacities for a construction firm serving the energy industry holding numerous positions in operations, project management, and manufacturing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to execute our business strategy. Our compensation philosophy and approach is designed to support these overarching objectives.

Our basic compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and competitive market practices. We use the following basic principles in the design and administration of our executive compensation program:

•

Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•

Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•

Pay for Performance – While we establish target pay levels at median or 50th percentile market levels with target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•

Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•

Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers with that of our stockholders.

The Committee is supported by our Vice President, Human Resources, and other executive officers as needed or requested, in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate Board and executive officer compensation, benchmark our practices compared to other companies and provide associated recommendations. In July 2008, Hewitt Associates LLC was engaged by the Committee to evaluate our compensation practices and assist with the establishment of compensation for fiscal 2009. In July 2009, Hewitt Associates LLC also provided information and comments to the Committee with respect to fiscal 2010 compensation. Hewitt Associates was engaged exclusively by the Committee and will not provide other services to senior management.

For fiscal 2010, due to the uncertainty in the market and the economy and, after consultation with their Hewitt consultant, the Committee decided that no adjustments would be made to the base pay of the CEO and other executive officers at the start of the fiscal year although the Committee indicated it may consider merit increases at a later date if conditions improve. In a typical year, we would review competitive market data prepared by the third-party consultant, including an analysis of survey data based on companies in similar industries for each position. Where possible, the data for each position is regressed to predict an appropriate level of compensation based on our revenues. Where regression analysis is not available, the analysis is performed using companies in similar industries with revenues on average close to our revenue. In addition to survey data, we review the consultant’s analysis of proxy disclosed compensation data for named executive officers of peer companies. For pay decisions for fiscal 2009, we reviewed the proxy information for the following companies:

Astec Industries Inc.

Columbus McKinnon Corp.

Dresser-Rand Group Inc.

Dycom Industries Inc.

Furmanite Corp.

Gardner Denver Inc.

Granite Construction Inc.

Insituform Technologies

Integrated Electrical Services

Layne Christensen Co. Mastec Inc. Quanta Services Inc. Sterling Construction Co. Inc. Team Inc. Tetra Tech Inc. Titan International Inc. VSE Corp. Willbros Group Inc.

This year, the Committee reviewed executive compensation in terms of the mix of targeted compensation and the types of programs offered. This review was broader than in a typical year when we would also be considering levels of compensation. The Committee sought to ensure that the compensation package offered to our executives is competitive in form and structure. Most of the companies included in the review are not in our proxy peer group since they are larger than us. However, for this review, they were included because we compete with them for talent in the marketplace. The companies from which we obtained information from their proxy data for the purposes of this fiscal 2010 evaluation were as follows:

Aecom Technology Corp. Chicago Bridge & Iron Emcor Group Inc. Fluor Corp. FMC Technologies Foster Wheeler Ltd. Granite Construction Inc. *	Jacobs Engineering Group KBR Inc. McDermott International Quanta Services Inc. * Willbros Group Inc. * URS Corp

*	Also included in our fiscal 2009 proxy peer group.

In addition, trends and prevalent information for executive benefits and perquisites from survey sources were also considered. The Committee concluded that it believes our mix of pay components is appropriate for our business strategy and compensation philosophy and our approach to executive benefits and perquisites is sound.

When adjustments are to be made, the CEO considers the third party consultant’s findings and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews performance of the CEO, establishes appropriate compensation for the CEO and approves compensation for the other executive officers, in executive session without management present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers.

The Committee typically reviews base salary for executive officer compensation at its regularly-scheduled July/August meeting. At this meeting, the Committee also reviews and approves incentive payments for the previous fiscal year and establishes incentive targets for the coming fiscal year under the short-term incentive plan. Long-term incentive awards are approved by the Committee at a meeting immediately following the annual stockholders meeting each October. The Committee may also approve base pay, short-term incentive and long-term incentive (equity) grants for executive officers during the year for promotions or new hires.

Key Elements of Executive Officer Compensation

The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Incentive Compensation;

•	Long-Term Incentive Compensation (Equity);

•	Perquisites and Other Benefits; and

•	Change of Control Agreements.

Base Pay

Base pay is the foundation of our executive compensation package. Base pay is based on the executive officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50 th percentile” among comparable companies. This data is obtained through our third party compensation consultant. We expect to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and pay ranges are established by evaluating positions based on the external market data and internal equity. Each executive officer, like other employees, is assigned to a salary grade. Broad ranges of salary are associated with each grade. The position within the salary grade/pay range for each individual is determined based on the respective level of experience, skill and demonstrated performance.

Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are reflected as a percentage of base salary and long-term incentives are based on an executive officer’s salary grade.

Mr. Michael J. Bradley became President and Chief Executive Officer of the Company effective November 6, 2006. His initial annual base salary was $475,000. Effective August 1, 2007, based on the Committee’s assessment of Mr. Bradley’s initial performance, Mr. Bradley’s salary was increased to $525,000. In July 2008 based on data provided by Hewitt Associates showing that Mr. Bradley’s base salary was significantly below the median and in recognition of Mr. Bradley’s outstanding performance in fiscal 2008, the Committee approved an increase in Mr. Bradley’s base pay to $670,000 effective June 1, 2008. Based on uncertainty in the market and the economy and notwithstanding the Committee’s extremely positive assessment of Mr. Bradley’s performance in fiscal 2009, the Committee made no adjustment to Mr. Bradley’s base pay in June 2009, which remains at $670,000.

Fiscal 2009 base pay compensation for our other Named Executive Officers (Mr. Thomas E. Long, Mr. Joseph F. Montalbano, Mr. Matthew J. Petrizzo and Mr. James P. Ryan) is administered in line with our established compensation philosophy discussed above.

Mr. Long joined the company as Chief Financial Officer on April 30, 2008 at an annual base pay of $300,000, which was not adjusted during the year.

Mr. Montalbano joined the company as Chief Operating Officer on May 12, 2008 at an annual base pay of $350,000, which was not adjusted during the year.

Mr. Petrizzo joined the company as Vice President of Matrix Service Industrial Contractors, Inc. (MSICI), a wholly-owned subsidiary of the Company, on November 12, 2007 at an annual base pay of $210,000. Based on his outstanding performance, Mr. Petrizzo was promoted to President of MSICI on June 1, 2008 and received an annual base pay adjustment to $265,000. Mr. Petrizzo’s new base pay of $265,000 included a salary adjustment in connection with our elimination of the automobile allowance for executive officers.

Mr. Ryan received a base pay adjustment on June 1, 2008 based on his performance and the elimination of the automobile allowance as previously noted. His annual base pay increased from $273,780 to $303,300.

Based on market uncertainty and economic conditions, in June 2009 Mr. Bradley recommended no base pay adjustments for fiscal 2010 for the Named Executive Officers, which the Committee accepted, although the Committee indicated it may consider merit increases at a later date if conditions improve.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plans are based on overall company, business unit, operating unit, and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	Support and drive performance toward achieving our strategic objectives,

•	Emphasize overall company, business unit, operating unit and individual performance in the structuring of reward opportunities,

•	Motivate and reward superior performance, and

•	Provide incentive compensation opportunities that are competitive in the industry.

For fiscal 2009, our annual/short-term incentive targets were established as follows:

•	Short-term incentive compensation was based on four primary factors:

•	Financial Performance,

•	Safety Performance,

•	Strategy/Growth execution, and

•	Business/Personal Objectives, including project execution, business development, risk management and cost optimization.

•	For fiscal 2009 financial performance, a consolidated annual income goal was recommended by the CEO and approved by the Committee at the July 2008 meeting.

•	Financial performance measures for the CEO, COO and CFO were based on fully-diluted earnings per share (EPS).

•

Corresponding financial targets for pre-tax income were established for each operating company and organizational unit based on business plans, which were designed to drive growth and/or improve profitability.

•

Once all targets were established for the Company, Threshold, Maximum and Stretch levels of performance were defined. Threshold was defined as 90% of Target, Maximum was defined as 110% of Target and Stretch was defined as 120% of Target. No incentives are paid for performance below the Threshold level.

•

Financial incentives for Mr. Bradley, Mr. Long and Mr. Montalbano and other corporate executive management were tied to our consolidated performance. Incentives for Mr. Ryan, Mr. Petrizzo and other executive officers, managers and operating division personnel were tied to both their respective operating company or organizational unit and our consolidated results.

•

Safety Performance Targets were established based on Total Recordable Incident Rate (TRIR). The TRIR levels for fiscal 2009 were 1.25 for Threshold payout, 1.0 for Target payout and 0.75 for Maximum payout. Incentives for Mr. Ryan, Mr. Petrizzo and other executive officers, managers and operating division personnel were tied to both their respective operating company or organizational unit and our consolidated results. Other subjective criteria including behavioral-based safety training implementation, safety audits, and safety accountability were also evaluated.

•	Growth/strategy execution was measured against how well we positioned ourselves for growth and diversification coming into fiscal year 2010 and how well we grew our backlog.

•	Other performance criteria in the form of personal objectives were established for each executive officer in line with the Company’s fiscal 2009 plan.

•	Actual performance in relation to established measures was presented to the Committee at the July 2009 meeting and was approved. Incentives for fiscal 2009 performance were paid on August 14, 2009.

•	Discretionary awards outside of the plan may be recommended by the CEO and approved by the Committee in the event there are special circumstances or achievements that need to be recognized.

Performance measures established shortly after the beginning of the fiscal year do not include the impact of an acquisition, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

In fiscal 2009, the short-term incentive compensation payable to Mr. Bradley was based on the attainment of the following objectives:

Safety:

Achieve TRIR of 1.0 Target; 1.25 Threshold; 0.75 Maximum

Progress toward building consistency and strengthening safety culture

Financial:

Achieve fully-diluted EPS of $1.50 Target; $1.35 Threshold; $1.65 Maximum; and $1.80 Stretch

Strategy:

Position Company for 15% organic earnings growth for fiscal 2010.

Assess overhead costs and allocation and identify opportunities to reduce.

Personal Objectives:

Customer Focus – Revitalize and refocus the Business Development and Sales operations to enhance a “customer facing” organization.

Progress toward expanding the Company’s geographic reach and diversification in power, downstream petroleum, natural gas, industrial and alternative energy, leveraged around our core capabilities.

Add engineering and fabrication capabilities to expand project lifecycle and engineer, procure and construct (EPC) services centered around our core businesses.

Position the Company to accelerate long-term growth through addition of key talent and strategic acquisitions.

The Committee evaluated actual results in each category against the expected levels of performance:

Safety: In fiscal 2009, we achieved a TRIR of 0.68 and implemented behavioral-based safety programs.

Financial: Our fully diluted EPS was $1.16. Although $1.16 EPS represents a record level of earnings, it was below the Threshold level of performance and no amounts were paid out in respect of this objective.

Strategy: Due to market conditions, which included significant delays and cancellations in capital spending by a number of our clients, organic growth was challenging. However, we did make significant progress toward the advancement of our long-term strategy in fiscal 2009. We were successful with organic growth and diversification efforts through expansion in the Gulf Coast and Western Canada regions. Also, we continued to strengthen our financial position and liquidity, funding two strategic acquisitions from operating cash flows while increasing our cash position to $35 million and remaining virtually debt free. We continued to actively manage the overall cost structure including construction overhead and SG&A costs with a focus on balancing the cost structure in light of current market conditions with the need to maintain adequate capacity to address potential opportunities.

Personal Objectives: We successfully added key business development talent with broad industry experience, improved its database of project opportunities and added proposal evaluation tools and processes. Significant progress was made toward the advancement of the long-term growth and diversification strategy, as noted above. We successfully completed and integrated two acquisitions—certain engineering, technology and construction resources from CB&I, which expands our engineering capabilities and S.M. Electric, which expands our ability to provide services to the power industry, especially in the Northeast region.

After thorough discussion of our overall fiscal 2009 performance and Mr. Bradley’s personal performance, it was determined that he should receive an incentive payment at the Threshold level for his demonstrated leadership through continuing to enhance the talent and capability of the Company, two successful acquisitions, an outstanding safety record and culture, and the advancement of our long-term strategy. A Threshold incentive payment for Mr. Bradley is 50% of base salary. Therefore, the fiscal 2009 bonus approved for Mr. Bradley by the Committee was $335,000 or 50% of his fiscal 2009 base salary of $670,000.

For Mr. Montalbano, his fiscal 2009 incentive was guaranteed to be no less than Target, which was a condition of his employment. Mr. Montalbano joined us as Chief Operating Officer on May 19, 2008 at an annual base salary of $350,000. The Target incentive opportunity for this position is 50% of base pay. Based on our previous commitment to Mr. Montalbano, the Committee approved a Target incentive payment for him of $175,000.

For Mr. Long, fiscal 2009 incentives were based on the same four categories as Mr. Bradley. Personal objectives were specifically defined for Mr. Long’s position in line with fiscal 2009 objectives. The Committee approved an incentive payment to Mr. Long of $75,000, which represents the Threshold level incentive, or 25% of salary, based on his successful leadership and integration of two acquisitions and cost reduction efforts, especially with respect to both external and internal audit expenses. Mr. Long joined us as Vice President, Finance and Chief Financial Officer on April 30, 2008 at an annual base salary of $300,000.

For Mr. Petrizzo and Mr. Ryan, fiscal 2009 incentives were based on the same four categories as Mr. Bradley. However, additional financial measures for the performance of their respective operating companies were also established. Personal objectives were specifically defined for Mr. Petrizzo and Mr. Ryan in line with fiscal 2009 objectives. The Committee approved an incentive payment for Mr. Petrizzo of $113,103 based on the excellent financial performance and strategic positioning of his operating company. This represents a 42.7% incentive for Mr. Petrizzo, which is slightly below the Target level for his position of 50% of base pay. The Committee approved an incentive payment for Mr. Ryan of $75,825 based on the excellent safety record and culture of his operating company and in recognition of the achievement of strong operating margins in a challenging environment. This represents the Threshold level of incentive for Mr. Ryan which is 25% of base pay.

In addition to the annual incentive awards stated above, the Committee approved a special award of a total of 32,000 Restricted Stock Units (RSU) for Mr. Bradley and the other Named Executive Officers. The special RSU awards were intended as a retention tool and to supplement the fiscal 2009 cash incentives and further reward the executive management team for our record earnings, excellent safety performance and advancement of the long-term strategic plan.

The RSU awards were granted on August 14, 2009 and were time-based awards. Restrictions will lapse on the third anniversary of the award. Specific RSU award levels are detailed below:

Number of RSU’s Granted
Mr. Bradley	10,000
Mr. Montalbano	6,000
Mr. Long	6,000
Mr. Petrizzo	5,000
Mr. Ryan	5,000

The base calculation of incentives is tied to defined measures for financial performance and safety performance while the calculation for growth/strategy and business/personal objectives is more subjective in nature. Incentives for executive officers below the CEO are recommended by the CEO and approved by the Committee. Incentive compensation payments to the CEO are determined solely by the Committee in executive session, without management present.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets its objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

For fiscal year 2010, our annual/short-term incentive compensation plan will be based on financial performance, safety performance and the execution of specific fiscal 2010 business objectives. CEO, COO, CFO and corporate executive officers are tied to our consolidated performance. Incentives for other executive officers, managers and other operating division personnel are tied to the performance of their respective operating company or organizational unit and our consolidated results. The percentage of each employee’s annual/short-term incentive assigned to each performance element is dependent on the employee’s position and responsibilities. Information on the annual/short-term incentive targets for fiscal 2010 established for each element is provided below:

Financial – Financial measures for Mr. Bradley, Mr. Long and Mr. Montalbano and other corporate executive officers are tied to consolidated fully-diluted EPS with Threshold, Target and Maximum measures. Also, for Mr. Ryan and Mr. Petrizzo, and other Company officers and employees, the portion of their incentive tied to consolidated results is based on consolidated fully-diluted EPS. For any incentives attributable to operating company and organizational unit performance, financial performance will be measured by Pre-Tax Income. Targets for Pre-Tax Income were established for each operating company and organizational unit based on business plans, which were designed to drive growth and/or improved profitability.

Safety Performance – Safety performance is measured by Total Recordable Incident Rate (TRIR). Improvement in overall safety culture and implementation of behavioral-based safety programs will also be considered.

Fiscal 2010 Business Objectives – This element will be measured by how well we execute in fiscal 2010 and position the Company for fiscal 2011, including financial strength, strategic acquisitions, standardized business processes, diversification and succession planning.

Beginning July 1, 2009 with the fiscal 2010 short-term incentive plan, we added a return metric to the plan which will more directly link our financial performance with the level of incentive payouts under the plan. After thorough discussion of various return metrics, the Committee approved a Return on Sales metric under the short-term incentive plan.

At the beginning of each fiscal year, a hurdle rate will be established based on a minimum level of Pre-Incentive Operating Income that must be earned before any incentives will be paid. Once the hurdle rate is earned, an incentive pool will be funded with 25% of each dollar earned above the hurdle rate. In the event we achieve performance at the target level, but the incentive pool is not funded to pay incentives at the target level, individual incentive opportunities will be reduced by a factor to remain within the established pool. In the event we achieve performance at the target level and the incentive pool is funded at a level greater than target, incentives will be paid at the target level of performance. The size of the incentive pool is capped by the maximum percentage of salary permitted under the plan for each participant.

Long-Term Incentive Compensation (Equity)

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value. Offering the opportunity for executive officers (and other managers) to earn an ownership position in the Company enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe equity ownership helps to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability.

On October 23, 2006, we amended and restated the 2004 Stock Incentive Plan to permit the grant of restricted stock, restricted stock units, stock appreciation rights, and performance shares, in addition to stock options which were previously authorized. Beginning in October 2006, we changed the form of equity grants offered to executive officers and key management personnel from stock options to restricted stock units or RSUs. Equity grants in October 2006, October 2007 and October 2008 were awarded in the form of RSUs.

The Committee believes that the use of RSUs is the most appropriate form of equity to achieve our stated objectives, as it is a full value award that strongly and directly links management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. RSU awards are granted on an annual basis and generally contain both a performance-based and a time-based element. Performance criteria link the equity reward to our strategic objectives and stockholder value. Time-based shares promote executive officer/management retention. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

The objective is to provide a long-term component to overall compensation that aligns the interests of executives with those of stockholders through stock ownership. For our long-term incentive compensation plan, the performance measure we use is a three-year measurement of fully-diluted EPS, which is designed to promote teamwork and align management toward a common, strategic goal. Three-year EPS targets for the October 2008 grants for Threshold, Target and Maximum level awards are based on fiscal 2009 to 2011 earnings. Phantom shares, which will be settled only in cash, will be used for awards earned above the Target award. Shares awarded for performance between the established levels will be calculated on a pro-rata basis.

The basis for the October 2008 Restricted Stock awards to executive officers is detailed below:

•

For the Mr. Bradley, Mr. Long, Mr. Ryan and Mr. Petrizzo, 100% of the award is performance-based. The Committee believes that long-term equity compensation should be primarily performance-based for our most senior executives. Mr. Montalbano was not included in the October 2008 grant per the terms of his initial employment offer.

•

For all other executive officers and managers, each award is 50% performance-based and 50% time-based. For the time-based awards restrictions lapse 20% per year over five years and vesting of the performance-based awards is based on the achievement of the targets described above.

•	Performance for the three-year period will be measured after our fiscal 2011 earnings are reported.

•	If minimum performance objectives are not met, the performance based shares are forfeited.

•

For performance achieved above the Target level, phantom shares will be used. If we achieve fully-diluted EPS that are between the Target goal and the Maximum performance goal, then the number of phantom share rights will be determined on a pro-rata basis. In the event we achieve the Maximum performance goal, then all of the phantom share rights will vest. Within 10 days after the vesting date, we will pay in cash for each vested phantom share right an amount equal to the closing price per share of our common stock as reported by the New York Stock Exchange on the vesting date.

Grants made during fiscal 2009 are shown in the Grants of Plan-Based Awards table. Long-term equity awards are granted on an annual basis each October at the Board meeting following our annual stockholders meeting.

Equity compensation is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives.

Perquisites and Other Benefits

Our executive officers do not receive a significant value in perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all eligible employees. However, to remain competitive in our benefit offerings, we offer the following benefits to executive officers:

Retirement Benefits – We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation plans or other supplemental retirement plans for executive officers.

Life Insurance – In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer.

CEO – We provide a $500,000 term life insurance policy for the CEO.

Executive Officers and Managers – We provide an additional corporate term life insurance policy for all executive officers and selected managers at the levels outlined below:

CEO, COO and CFO – $600,000

Other Executive Officers – $400,000

Selected Managers – $200,000

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Country Club Membership – In fiscal 2008, we reimbursed the CEO and CFO for the initiation fee and monthly dues associated with a country club membership. While the country club may be used for business purposes, this benefit is a competitive practice and was offered and considered a perquisite of these positions. This practice, nonetheless, was discontinued for fiscal 2009.

Auto Allowance – It has been our policy to provide company vehicles or vehicle allowances to corporate officers, management personnel, and other personnel with a defined business need. The assignment of a company-provided vehicle or vehicle allowance was determined by (1) the level of the position, (2) the nature of the position and (3) business necessity. A vehicle allowance was provided to executive officers as a perquisite. The amount of the vehicle allowance varied by position. The vehicle allowance was paid as part of regular payroll and is taxable income. The vehicle allowance perquisite for all executive officers was eliminated for fiscal 2009.

The elimination of the automobile allowance and reimbursement of country club membership initiation fees and monthly dues was considered in determining the fiscal 2009 salary for each of the Named Executive Officers.

Clawback Policy

To the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a Named Executive Officer, and that such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC, the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement and the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation (in whole or in part) as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Change of Control/Severance Agreements – Named Executive Officers

We have entered into Change of Control/Severance Agreements with each of the Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances the Company’s ability to attract and retain leadership talent.

Under these five agreements, payment of benefits may occur under two circumstances:

•

If we experience a change of control and the executive suffers an adverse event or is terminated without cause, either on the date of the change of control or within 24 months following change of control date; or

•	The executive is terminated from employment at any time for reasons other than cause.

In the event payment of benefits is triggered under these agreements, all benefits paid under these agreements are conditioned upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event a Named Executive Officer suffers an adverse event within 24 months of a change of control:

•

Mr. Bradley, Mr. Montalbano or Mr. Long will receive an amount equal to two year’s annual salary plus his annual bonus compensation based on the average bonus compensation for the lesser of the three previous years or the number of full fiscal years the executive has been employed in the position. In addition, all forms of equity benefits will vest and restrictions on those benefits will lapse immediately.

•	Mr. Ryan and Mr. Petrizzo will receive an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

In the event a Named Executive Officer is terminated from employment for reasons other than cause, the Named Executive Officer will receive an amount equal to one year’s annual salary plus an additional amount with respect to the executive’s annual bonus which varies for each executive. In addition, restrictions on certain of the initial RSU awards to Mr. Bradley and Mr. Montalbano will lapse immediately.

Benefits will be paid in the calendar year the event occurs and, generally, within 30 days of the date of the event. In no case will the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Change of Control Agreements – Other Executive Officers and Managers

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times. The Change of Control Agreements are provided to the other Company executive officers not named above and select management personnel.

Under these agreements, payment of benefits occurs in the event of a change of control and the executive officer/manager has suffered an adverse event or been terminated from employment for reason other than cause, either on the date of the change of control or within six months of the change of control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Paul K. Lackey, Compensation Committee Chairman

Tom E. Maxwell, Compensation Committee Member

I. Edgar Hendrix, Compensation Committee Member

David J. Tippeconnic, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2009, based on total compensation earned during fiscal 2009, for services in all capacities to the Company and its subsidiaries. Each of the executive officers listed below are referred to collectively as the “Named Executive Officers”.

Summary Compensation Table

The following table sets forth information with respect to total compensation in fiscal 2009, 2008 and 2007 for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael J. Bradley Chief Executive Officer	2009 2008 2007	670,000 516,667 277,083	— — 150,000	(4)	316,936 940,335 610,125	— — —	335,000 371,704 475,000	— — —	36,349 45,097 172,011	(5) (6) (7)	1,358,285 1,873,803 1,684,219
Joseph F. Montalbano Chief Operating Officer	2009 2008 2007	350,000 14,583 —	— 100,000 —	(4)	477,567 16,143 —	— — —	175,000 — —	— — —	246,308 29,167 —	(8) (9)	1,248,875 159,893 —
Thomas E. Long Chief Financial Officer	2009 2008 2007	300,000 26,346 —	— 100,000 —	(4)	487,679 44,574 —	— — —	75,000 — —	— — —	123,325 31,823 —	(10) (11)	986,004 202,743 —
Matthew J. Petrizzo President Matrix Service Industrial Contractors Inc.	2009 2008 2007	265,000 113,750 —	— 25,000 —	(4)	3,642 65,212 —	— — —	113,103 80,000 —	— — —	23,485 11,289 —	(5) (12)	405,230 295,251 —
James P. Ryan President Matrix Service Inc.	2009 2008 2007	303,300 273,780 260,000	— — —		(47,736 73,623 7,791)	37,873 42,695 46,153	75,825 118,127 120,575	— — —	26,184 36,416 26,558	(5) (12) (12)	395,446 544,641 461,077

(1)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for restricted stock unit awards granted to the Named Executive Officers, excluding any assumptions for future forfeitures. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 10 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2009.

(2)	The amounts shown represent expense recognized in the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), for stock option awards, excluding any assumptions for future forfeitures. All assumptions utilized to calculate the expense amounts shown above are set forth in Note 10 of the Notes to the Consolidated Financial Statements for the year ended May 31, 2009. There were no stock options granted to the Named Executive Officers in fiscal 2009, 2008 and 2007.

(3)	Amounts represent amounts payable to Named Executive Officers under the incentive compensation plan for the applicable fiscal year performance.

(4)	Amounts shown represent a sign-on bonus paid to the Named Executive Officer upon initial employment with us.

(5)	Represents amounts paid by us on behalf of the Named Executive Officer in fiscal 2009 for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

(6)	Represents amounts paid by us on behalf of Mr. Bradley in fiscal 2008 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in our qualified 401(k) plan, club dues and moving expenses.

(7)	Represents amounts paid by us on behalf of Mr. Bradley in fiscal 2007 for auto allowance, life insurance and disability premiums, matching contributions to Mr. Bradley’s account in our qualified 401(k) plan and club dues. In addition, we paid $152,331 in moving expenses for Mr. Bradley’s relocation to Tulsa, Oklahoma.

(8)	Represents amounts paid us on behalf of Mr. Montalbano in fiscal 2009 for life insurance and disability premiums and matching contributions to Mr. Montalbano’s account in our qualified 401(k) plan, the value associated with the use of a Company leased automobile, and $223,639 in moving expenses for Mr. Montalbano’s relocation to Tulsa, Oklahoma.

(9)	Represents amounts paid by us on behalf of Mr. Montalbano in fiscal 2008 for moving expenses for Mr. Montalbano’s relocation to Tulsa, Oklahoma.

(10)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2009 for life insurance and disability premiums and matching contributions to Mr. Long’s account in our qualified 401(k) plan, and $103,483 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(11)	Represents amounts paid by us on behalf of Mr. Long in fiscal 2008 for life insurance and disability premiums, and $31,043 in moving expenses for Mr. Long’s relocation to Tulsa, Oklahoma.

(12)	Represents amounts paid by us on behalf of the Named Executive Officer in fiscal 2008 and fiscal 2007 for auto allowance, life insurance and disability premiums, and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

Grants of Plan-Based Awards During Fiscal 2009

The following table sets forth information with respect to grants of plan-based awards in fiscal 2009 to the Named Executive Officers:

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stretch ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (3)
Michael J. Bradley	10/21/08 7/31/08	10/21/08	335,000	502,500	670,000	770,500	30,500	61,000	61,000	—	701,500

Joseph F. Montalbano	10/21/08 7/31/08	10/21/08	175,000	175,000	262,500	315,000	—	—	—	—	—

Thomas E. Long	10/21/08 7/31/08	10/21/08	75,000	150,000	225,000	270,000	10,150	20,300	20,300	—	233,450

Matthew J. Petrizzo	10/21/08 7/31/08	10/21/08	66,250	132,500	198,750	238,500	8,600	17,200	17,200	—	197,800

James P. Ryan	10/21/08 7/31/08	10/21/08	75,825	151,650	227,475	272,970	9,400	18,800	18,800	—	216,200

(1)	The amounts shown are the targeted cash incentive compensation award potential for each Named Executive Officer under our incentive compensation plan described in the Compensation Discussion and Analysis. These amounts are based on the individual’s annual salary. Actual payouts earned by the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-equity incentive plan compensation”.

(2)	Amounts shown are the number of shares of performance-based restricted stock unit awards granted to the Named Executive Officers in fiscal 2009. Performance is defined for Threshold, Target and Maximum level awards based on our cumulative EPS for a three-year period beginning in fiscal 2009. Phantom shares will be used for any awards earned in excess of the Target award and will be settled in cash. Shares awarded for performance between the established levels will be calculated on a pro-rata basis.

(3)	Amounts shown are calculated based upon the Maximum number of restricted stock units awarded multiplied by the closing stock price on the date of grant.

Option Exercises and Stock Vested During Fiscal 2009

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael J. Bradley	—	—	19,830	224,872
Joseph F. Montalbano	—	—	16,588	159,742
Thomas E. Long	—	—	21,750	208,365
Matthew J. Petrizzo	—	—	1,650	14,718
James P. Ryan	2,500	13,825	330	3,897

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of May 31, 2009:

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that have not Vested ($)
	Exercisable	Unexercisable
Michael J. Bradley	—	—		—	—	59,490	(4)	673,427	140,400	(9)	1,589,328

Joseph F. Montalbano	—	—		—	—	16,587	(5)	187,765	—		—

Thomas E. Long	—	—		—	—	21,751	(6)	246,221	20,300	(9)	229,796

Matthew J. Petrizzo	—	—		—	—	6,600	(7)	74,712	25,450	(9)	288,094

James P. Ryan	5,000 16,300 4,500 —	— 8,400 3,000 —	(2) (3)	12.20 4.60 8.93 —	10/21/2013 10/26/2014 10/21/2015 —	990	(8)	11,207	31,250	(9)	353,750

(1)	All options were granted with 10 year terms. The options have vesting terms ranging from two to five years beginning one year after the grant date.

(2)	These options were granted on October 26, 2004 and will vest on October 26, 2009.

(3)	These options were granted on October 21, 2005 and will vest 50% on October 21, 2009 and 50% on October 21, 2010.

(4)	Amount represents restricted stock unit awards received on November 6, 2006 which vest 33.3% on November 6, 2009, 33.3% on November 6, 2010 and 33.3% on November 6, 2011.

(5)	Amount represents restricted stock unit awards received on May 19, 2008 of which 25% vest on each of May 19, 2010, 2011, 2012 and 2013.

(6)	Amount represents restricted stock unit awards received on April 30, 2008 of which 25% vest on each of April 30, 2010, 2011, 2012 and 2013.

(7)	Amount represents restricted stock unit awards received on November 12, 2007 of which 25% vests annually on each of November 12, 2009, 2010, 2011, and 2012.

(8)	Amount represents restricted stock unit awards on October 23, 2006 and will vest 33.3% on October 23, 2009, 33.3% on October 23, 2010 and 33.3% on October 23, 2011.

(9)	Amounts shown are the number of shares of performance-based restricted stock awards granted to the Named Executive Officers.

For awards granted in fiscal 2007, the Named Executive Officers will receive 60% of the award after three years if our cumulative three year operating income for fiscal years 2007, 2008 and 2009 meets the established Threshold level, 80% after three years if the cumulative operating income meets the established Target level, and 100% after three years if the cumulative operating income meets the established Maximum level.

For awards granted in fiscal 2008 and fiscal 2009, the Named Executive Officers will receive 50% of the award after three years if our cumulative fully-diluted EPS for the three-year period beginning in fiscal 2008 meets the established Threshold level, 100% after three years if the cumulative fully-diluted EPS meets the established Target level, and 150% after three years if the cumulative fully-diluted EPS meets the established Maximum level. Phantom shares will be granted for awards earned above 100%. Shares awarded for performance that falls between the established levels will be calculated on a pro-rata basis.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with each of the Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these five agreements, payment of benefits may occur under two circumstances:

•

If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contender to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

•	In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

Mr. Bradley, Mr. Long and Mr. Montalbano – Paid an amount equal to two year’s annual salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

•	In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

Mr. Bradley – Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 60% of base salary. Restrictions on any of Mr. Bradley’s outstanding awards from his initial $1.25 million restricted stock grant will lapse immediately.

Mr. Long – Paid an amount equal to one year’s annual salary plus bonus compensation in an amount equal to 50% of base salary.

Mr. Montalbano – Paid an amount equal to one year’s annual salary plus, if the termination occurs within Mr. Montalbano’s first 24 months of employment, bonus compensation in an amount equal to 50% of base salary. If the termination occurs after Mr. Montalbano’s first 24 months of employment, he will receive the average bonus payment for the lesser of the three previous years or the number of full fiscal years he has been employed in the position. In addition, restrictions on any of Mr. Montalbano’s outstanding awards from his initial restricted stock grant will lapse according to the following schedule:

•	If termination for reasons other than Cause occurs within Mr. Montalbano’s first 12 months of employment with us, all restrictions will lapse on $350,000 of his initial restricted stock grant; and

•

If termination for reasons other than Cause occurs after Mr. Montalbano completes 12 months of employment, but before he completes 24 months of employment, all restrictions will lapse on the remaining $175,000 of his initial restricted stock grant.

Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year’s annual salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key managers during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times. The Change of Control Agreements are provided to our other executive officers not named above and select management personnel.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year’s annual base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive executing a waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a May 31, 2009 termination date and, where applicable, using the closing price of our common stock of $11.32 on May 31, 2009. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination						Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement, Death or Disability
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)		Value of Restricted Stock for which Restrictions would Lapse ($) (4)		Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	No Contractual Benefits	Value of Stock Options that would Vest ($) (3)	Value of Restricted Stock for which Restrictions would Lapse ($) (4)	Maximum Potential Payments
Michael J. Bradley	1,340,000	787,803	—		2,262,755		670,000	402,000	—	371,862	—	—	2,262,755	4,390,558

Joseph F. Montalbano	700,000	350,000	—		187,765		350,000	175,000	—	187,765	—	—	187,765	1,237,765

Thomas E. Long	600,000	150,000	—		476,017		300,000	150,000	—	—	—	—	476,017	1,226,017

Matthew J. Petrizzo	265,000	96,552	—		362,806	(5)	265,000	96,552	—	—	—	—	362,806	724,358

James P. Ryan	303,300	104,842	63,618	(5)	364,957	(5)	303,300	104,842	—	—	—	63,618	364,957	836,717

(1)	Represents payment of annual salary for the event specified based on annual salary as of May 31, 2009.

(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on May 31, 2009, multiplied by the number of shares represented by nonvested stock options at May 31, 2009.

(4)	Represents the value the Named Executive Officer would realize for the lapsing of restrictions on restricted stock units due to the specified event. The value is the number of shares held with restrictions at May 31, 2009 multiplied by the market price of common stock at the close of business on May 31, 2009.

(5)	Although Mr. Petrizzo’s and Mr. Ryan’s severance agreements do not provide for accelerated vesting of equity awards in the event of a change of control and adverse event, their award agreements do provide for vesting of such awards in the event of a change of control, as such term is defined in the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of a Transaction with Related Persons

The Company’s Corporate Governance Guidelines, which are available through our website, http://www.matrixservice.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

In fiscal 2009, there were no related party transactions required to be disclosed under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2009, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Barclays Global Fund Advisors, et. al.	1,978,265	(2)	8.2%
400 Howard Street
San Francisco, CA 94105

Thomson Horstmann & Bryant, Inc.	1,579,400	(3)	6.4%
PARK 80 WEST, PLAZA ONE 5th Floor
SADDLE BROOK, NJ 07663

Michael J. Hall	25,000		*

I. Edgar Hendrix	8,700	(4)	*

Paul K. Lackey	15,000	(4)	*

Tom E. Maxwell	21,000	(4)	*

David J. Tippeconnic	21,000	(4)	*

Michael J. Bradley	110,372		*

Joseph F. Montalbano	26,217		*

Thomas E. Long	38,552		*

Matthew J. Petrizzo	7,786		*

James P. Ryan	53,676	(4)	*

All directors, director nominees and executive officers as a group (18 persons)	665,415	(4)	2.6%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 1, 2009, and which are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such executive officer, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of December 31, 2008 and is based on the Schedule 13G dated February 5, 2009 filed by Barclays Global Investors, N.A. (“Barclays Global”), Barclays Global Fund Advisors (“Barclays Global Advisors”), Barclays Global Investors, Ltd (“Barclays Ltd”), Barclays Global Investors Japan Limited (“Barclays Japan”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”), and Barclays Global Investors (Deutschland) AG (“Barclays Deutschland”). Barclays Global is a bank. Barclays Global Advisors is a registered investment advisor. Barclays Ltd, Barclays Japan, Barclays Canada, Barclays Australia and Barclays Deutschland are non-U.S. institutions. Of the shares shown, Barclays Global has sole voting power over 734,027 shares and sole dispositive power over 831,030 shares, Barclays Global Advisors has sole voting power over 833,962 shares and sole dispositive power over 1,129,888 shares, and Barclays Ltd has sole voting power over 850 shares and sole dispositive power over 17,347 shares.

(3)	Information is as of December 31, 2008 and is based on the Schedule 13G dated February 13, 2009 filed by Thomson Horstmann & Bryant, Inc. (“THB). THB is a registered investment advisor. Of the shares shown, THB has sole voting power over 982,900 shares and sole dispositive power over 1,579,400 shares.

(4)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 1, 2009: Mr. Hendrix – 5,000 shares; Mr. Lackey – 15,000 shares; Mr. Maxwell – 15,000 shares; Mr. Tippeconnic – 5,000 shares; Mr. Ryan – 37,200 shares; 18 directors and executive officers as a group – 161,620 shares.

Equity Ownership Guidelines

The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

On August 2, 2007, the following Equity Ownership Guidelines were adopted.

•	Participants – All Company executive officers

•	Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount an officer should seek to acquire and maintain.

President/CEO                       –    2 x base salary

CFO/COO/Vice Presidents    –    1 x base salary

•

Timing: Officers have five years from the date they become subject to these Guidelines to acquire the ownership levels defined herein. Thereafter, they are expected to retain this level of ownership during their tenure as an officer with the Company.

•	Eligible Forms of Equity:

(1) Direct ownership of Company stock (shares owned outright, regardless of how acquired – e.g. restrictions lapse on restricted shares, options exercised held, etc.); and

(2) Vested/exercisable options. An executive officer will be deemed to have satisfied the ownership guideline if either (1) the aggregate price paid by the officer for shares held equals or exceeds the applicable multiple of base salary or (2) at any time the “fair market value” of the stock owned equals such amount.

An executive officer will be deemed to have satisfied the ownership guideline if the “fair market value” of the stock owned at any point in time equals the multiplier defined above. In no case will unvested options or RSUs with remaining restrictions count toward equity ownership.

The Equity Ownership Guidelines were adopted August 2, 2007 and each executive officer has five years from the date they become subject to the guidelines to comply with these guidelines. Nonetheless, as of August 1, 2009, Ms. Austin, Mr. Cavanah, Mr. Durkin, Mr. Fosbenner, Mr. Rinehart, Mr. Ryan and Mr. Sullivan have satisfied the ownership guidelines. As of that date, Mr. Bradley, Mr. Robert Long, Mr. Thomas Long, Mr. Montalbano, Mr. Petrizzo, and Mr. Smith had not yet satisfied the ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2009, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis, except for one late filing each for Mr. Durkin, Mr. Montalbano, Mr. Ryan and Mr. Sullivan, and two late filings for Mr. Robert Long. The Company administers the filings required by Section 16(a) of the Securities Exchange Act of 1934 on behalf of the Company’s directors and executive officers. The late filings in fiscal 2009 were the result of administrative and communication errors. As a result of the late filing in fiscal 2009, the Company has implemented new procedures to prevent such errors from occurring in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of Matrix Service Company’s existing approved equity compensation plans as of May 31, 2009, including the Company’s 1990 and 1991 stock option plans, the 1995 Nonemployee Directors’ Stock Option Plan, and the 2004 Stock Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,102,630	$7.64	219,013
Equity compensation plans not approved by stockholders	0	N/A	0

Total	1,102,630	$7.64	219,013

(1)	Includes 745,550 restricted stock units.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in column (a) of this table for which there is no weighted-average price.

PROPOSAL NUMBER THREE:

Approval of Amendment Three to the Matrix Service Company 2004 Stock Incentive Plan

The Matrix Service Company 2004 Stock Option Plan was initially adopted by the Board on January 20, 2004, and approved by our stockholders on March 23, 2004 (the “Option Plan”). The Option Plan was amended, restated and renamed the Matrix Service Company 2004 Stock Incentive Plan (the “Incentive Plan”) as a result of approval by the Board on July 31, 2006 and approval by our stockholders on October 23, 2006. The Incentive Plan permits the grant of restricted stock, restricted stock units, stock appreciation rights, stock options and performance shares. These awards may be granted under the Incentive Plan until the tenth anniversary of the date of stockholder approval, or October 23, 2016.

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment 3 (the “Amendment”) to the Incentive Plan. The purposes of the Amendment are to (i) increase the total number of shares of Common Stock available for issuance under the Incentive Plan from 1,200,000 shares to 2,300,000 shares, (ii) add new language to the Incentive Plan specifically prohibiting the Compensation Committee, without prior stockholder approval, from effecting any “repricing” of any award under the Incentive Plan and (iii) add award limits for awards other than options and stock appreciation rights. As of May 31, 2009, there were 219,013 remaining shares of Common Stock reserved for future grants of awards under the Incentive Plan. If the Amendment is approved by the stockholders of the Company, the total number of shares of Common Stock reserved for future grants of awards under the Incentive Plan would be 1,319,013 and represent approximately 4.7 % of the Company’s total outstanding shares of Common Stock on May 31, 2009. With the continued growth of the Company, the additional shares requested are essential to ensure the availability of necessary stock to utilize as a critical part of the Company’s executive and management compensation plans. While the Board of Directors is aware of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivations and performance benefits that are achieved from making such awards.

A copy of the Amendment is attached hereto as Exhibit A. A copy of the Incentive Plan will be furnished by the Company to any stockholder upon written request to: Thomas E. Long, Corporate Secretary, Matrix Service Company, 5100 E. Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The Amendment, which was approved by the Board of Directors on July 30, 2009, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

The purpose of the Incentive Plan is to strengthen the ability of the Company to attract and retain well-qualified executive, managerial, and professional personnel, and to encourage stock ownership by such personnel in order to increase their proprietary interest in the Company’s success. The Company relies heavily upon restricted stock unit awards under the Incentive Plan to compensate its executive, managerial, and professional personnel, and to retain and motivate such personnel, and desires to continue that practice because it believes that such awards encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation.

Summary of the Incentive Plan

Administration

The Compensation Committee of the Board of Directors administers the Incentive Plan. The Committee selects the eligible employees, directors and other participants to whom awards are granted, determines the terms, conditions, form and amount of the awards, establishes, where deemed applicable, performance goals with respect to awards and determines and certifies the achievement thereof. The Compensation Committee has full power to administer the Incentive Plan and to adopt or establish, and to modify and waive, rules, regulations, agreements, guidelines and procedures which it deems necessary or advisable for the administration of the Incentive Plan. However, the Incentive Plan does not permit the Compensation Committee, without prior stockholder approval, to effect any “repricing” of any award under the Incentive Plan.

Eligibility and Limits on Awards

An employee, officer, director or consultant of the Company, or any of its subsidiaries or affiliates, is eligible to receive an award under the Incentive Plan. Awards will be made at the discretion of the Compensation Committee. As of May 31, 2009, there were 89 participants who hold awards under the Incentive Plan.

The Incentive Plan places limits on the maximum amount of awards that may be granted to any participant in any fiscal year. Under the Incentive Plan, no participant may receive awards of stock that cover in the aggregate more than 1,000,000 shares of common stock in any fiscal year.

Shares Authorized

As of May 31, 2009, there were only 219,013 shares left under the Incentive Plan available for future grants. The Company is seeking authority to issue an additional 1,100,000 shares of common stock under the Incentive Plan over and above those shares previously authorized under the Incentive Plan. Accordingly, the total number of shares of common stock that may be issued pursuant to new awards under the Incentive Plan if Amendment 3 is approved is 1,319,013. The total number of shares authorized under the Incentive Plan is subject to adjustment in the event of a recapitalization, stock split, reorganization or similar transaction.

To the extent that shares of common stock subject to an award under the Incentive Plan are not issued by reason of (i) the expiration, termination or forfeiture of such award, (ii) the withholding of shares to satisfy tax withholding requirements of an award, or (iii) the tendering of previously-owned shares to pay all or a portion of the exercise price of a stock option or satisfy the tax withholding requirements of an award, then such unissued shares shall again be available for issuance under the Incentive Plan. The shares of common stock covered by an award are counted as used under the Incentive Plan only to the extent they are actually issued and delivered to a participant.

The source of common stock issued with respect to awards may be either authorized but unissued shares or previously issued shares held as treasury stock. The closing price per share of the Company’s common stock on the Global Market System of the NASDAQ Stock Market LLC (“NASDAQ”) on September 2, 2009, was $10.55.

Awards

The following types of awards may be granted under the Amended Incentive Plan:

Stock Options. Stock options may be (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (2) options that do not so qualify, or non-qualified stock options. The exercise price per share of each stock option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of a share of common stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the option becomes exercisable. Upon exercise, an option holder must pay the exercise price of the option in full, including applicable taxes. Payment of the exercise price may be in any legal manner permitted by the Compensation Committee and set forth in the award agreement, which may include the use of shares of common stock already owned by the option holder or through a broker-assisted cashless exercise procedure. The Incentive Plan limits the term of any stock option to 10 years.

Stock Appreciation Rights. A stock appreciation right entitles the holder, upon exercise, to payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise over the grant price. The grant price may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Payment may be made in shares of common stock, cash or a combination of shares and cash as specified in the applicable award agreement.

Phantom Share Rights. A phantom share right entitles the holder to receive an amount of cash equal to the fair market value of a specified number of shares of common stock upon satisfying certain vesting conditions established by the Compensation Committee. Phantom share rights may be forfeited if, for example, the recipient’s employment terminates before the award vests and/or if certain performance goals are not met. Recipients of phantom share rights will have no rights of a holder of common stock.

Restricted Stock. Restricted stock is an award of shares of common stock that is made subject to specified restrictions on transfer and subject to a substantial risk of forfeiture until certain conditions are met as determined by the Compensation Committee. Conditions may be based on continuing employment and/or achieving performance goals. Unless otherwise specified by the Compensation Committee, shares of restricted stock may be voted by the recipient.

Restricted Stock Units. Restricted stock units represent the right to receive shares of common stock upon satisfying the vesting conditions established by the Compensation Committee. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests and/or if certain performance goals are not met. Recipients of restricted stock unit awards will have no rights of a holder of common stock unless and until shares of common stock have actually been issued upon vesting of such units.

Performance Shares. Performance shares are awards entitling the recipient to receive a number of shares of common stock upon the achievement of performance goals and such other conditions as established by the Compensation Committee. The minimum vesting period (i.e., performance cycle) for a performance share award is one year. A recipient of a performance share will have no right as a stockholder until shares of common stock are delivered to the recipient in settlement of such performance share.

Performance Goals

To allow certain awards granted under the Incentive Plan to the Company’s Chief Executive Officer and its four most highly compensated executive officers to qualify as “performance-based compensation” under Section 162(m) of the Code, the Incentive Plan provides that the Compensation Committee may establish performance goals with respect to an award based upon one or more of the following performance criteria: (1) total shareholder return, (2) return on invested capital, equity or assets, (3) operating profit, (4) earnings per share, (5) sales or revenues, (6) operating expenses, (7) common stock price appreciation, (8) cash flow, (9) increase in economic value of a subsidiary, division, business unit, or asset or group of assets, (10) earnings of the Company (i) before interest, taxes, depreciation and amortization or (ii) after interest, taxes, depreciation and amortization, (11) reductions in expenses, expressed in specific amounts and/or as a percentage reduction, or (12) backlog.

At the end of each performance cycle, the Compensation Committee will determine and certify the extent to which the performance goal established for the performance cycle has been achieved and determine the number of shares to be delivered, if any, as a result thereof.

Award Agreements

The terms and provisions of each award under the Incentive Plan are evidenced by an award agreement. The award agreement will generally set forth the number of shares of common stock subject to the award, the exercise or purchase price (if applicable), vesting requirements, term and other restrictions applicable to an award and, in the case of performance-based awards, the applicable performance goals.

Change in Control

In the event of a “change in control” of the Company (as defined in the Incentive Plan), all stock options and stock appreciation rights granted under the Incentive Plan shall vest and become exercisable immediately, awards of restricted stock and restricted stock units shall vest immediately, and all performance goals established for outstanding performance shares shall be deemed immediately satisfied at the respective target levels. In addition, the Compensation Committee may adjust outstanding options by substituting stock or other securities of any successor or another party to the change in control transaction or cash out the outstanding stock options, in any such case, generally based on the consideration received by the Company’s stockholders in the transaction.

Amendment and Termination of Incentive Plan

The Board of Directors may at any time amend, alter, suspend or terminate the Incentive Plan, provided that no such action may impair any outstanding award without the consent of the participant affected thereby. In addition, unless approved by the Company’s stockholders, no amendment or modification may increase the number of shares of common stock that may be issued under the Incentive Plan (except pursuant to an adjustment related to a corporate change affecting the common stock), reduce the minimum purchase price at which shares may be offered under stock options or stock appreciation rights, change the class of persons eligible to participate in the Incentive Plan, or extend the termination date for making awards under the Incentive Plan. Also, no amendment or modification which is required to be approved by the Company’s stockholders under the rules of NASDAQ, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or any other applicable law, regulation or rule may become effective unless and until the Company’s stockholders approve it. No award may be granted under the Incentive Plan after October 23, 2016.

Tax Consequences

The Company believes that under present U.S. tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards granted under the Incentive Plan. The grant of an option, a phantom share right or a stock appreciation right (“SAR”) will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an incentive stock option (“ISO”) (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (“NSO”), a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. Upon the payment of the value of a phantom share right when the vesting conditions are satisfied, the participant will recognize ordinary income equal to the amount of cash received. Upon exercising an SAR, a participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received on the date of exercise. In the case of the exercise of an NSO or SAR, the Company generally will be entitled to a deduction for the amount recognized as ordinary income by the participant, unless such deduction is limited by Section 162(m) of the Internal Revenue Code. The treatment to a participant of a disposition of shares acquired upon the exercise of an SAR or option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or an NSO. Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired upon the exercise of an SAR or option, except that the Company may be entitled to a deduction (and the employee will recognize ordinary income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Incentive Plan involving shares of stock or stock rights that are restricted as to transferability and subject to a substantial risk of forfeiture, generally a participant will recognize ordinary income equal to the fair market value of the shares received at the earlier of the time at which the shares or stock rights become transferable or not subject to a substantial risk of forfeiture. However, in the case of a restricted stock award, but not in the case of an award of restricted stock units, a participant may elect to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). The Company generally will be entitled to a deduction for the same amount unless such deduction is limited by Section 162(m) of the Internal Revenue Code.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the Option Plan. The summary does not address the effects of foreign, state and local tax laws.

Awards Granted

As of May 31, 2009, restricted stock units for a total of 745,550 shares are outstanding under the Incentive Plan. Since inception of the Incentive Plan through May 31, 2009, restricted stock unit awards for the following number of shares have been granted under the Incentive Plan to the Named Executive Officers of the Company and specified groups: Michael J. Bradley (President and Chief Executive Officer), 269,030 shares; Joseph F. Montalbano (Vice President and Chief Operating Officer), 33,175 shares; Thomas E. Long (Vice President Finance, Chief Financial Officer and Secretary), 63,801 shares; James P. Ryan (President, Matrix Service Inc.), 32,900 shares; and Matthew J. Petrizzo (President, Matrix Service Industrial Contractors, Inc.), 33,700 shares; all current executive officers as a group, 553,489 shares; all employees, excluding current executive officers, as a group, 278,578 shares; and all current directors who are not employees, as a group, 48,500 shares. Future awards under the Incentive Plan are not yet determinable. The closing price for the common stock on the NASDAQ Global Market on May 31, 2009, was $11.32 per share.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast on this proposal is required to approve Amendment 3. Abstentions will be included in determining the number of votes cast on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of votes cast on the proposal.

The Board of Directors recommends that stockholders vote “For” the approval of Amendment Three to the Incentive Plan.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than May 13, 2010, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2010 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K and Annual Report to Shareholders

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Thomas E. Long, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Section” of the Company’s website at http://www.matrixservice.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on October 23, 2009

Stockholders may view this proxy statement, our form of proxy and our 2009 Annual Report to Stockholders over the Internet by accessing our website at http://www.matrixservice.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Thomas E. Long Secretary

September 17, 2009

Tulsa, Oklahoma

AMENDMENT 3

TO

MATRIX SERVICE COMPANY

2004 STOCK INCENTIVE PLAN

1. Introduction. The Matrix Service Company 2004 Stock Option Plan was initially adopted by the Board of Directors of Matrix Service Company (the “Company”) on January 20, 2004, and approved by the Company’s stockholders on March 23, 2004 (the “Option Plan”). On October 23, 2006, the Company’s stockholders approved, based on the recommendation of the Compensation Committee and approval of the Company’s Board of Directors, the amendment and restatement of the Option Plan (the “Amended and Restated Plan”). The Amended and Restated Plan was renamed the “Matrix Service Company 2004 Stock Incentive Plan” (the “Incentive Plan”) and permits the grant of restricted stock, restricted stock units, stock appreciation rights and performance shares, in addition to options. Awards may be granted under the Incentive Plan until October 23, 2016, the tenth anniversary of the date of stockholder approval. The Incentive Plan was amended by Amendment 1 to Matrix Service Company 2004 Stock Incentive Plan on October 23, 2006, in order to clarify certain authority of the Compensation Committee. The Incentive Plan was subsequently amended By Amendment 2 to Matrix Service Company 2004 Stock Incentive Plan, effective as of October 27, 2007, in order to add provisions for the award of phantom share rights and to be compliant with Section 409A of the Code. References to “Incentive Plan” in this Amendment 3 shall mean the Incentive Plan, as so amended. Capitalized terms used herein without definition shall have the meanings provided in the Incentive Plan, as previously amended.

Under the terms of the Incentive Plan, a total of 1,200,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the Incentive Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2. Purpose. The purposes of this Amendment are to (i) increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Incentive Plan from 1,200,000 shares to 2,300,000 shares, which will enable the Company to continue to grant awards under the Incentive Plan to attract and retain key employees of the Company and its subsidiaries, (ii) add new language to the Incentive Plan specifically prohibiting the Compensation Committee, without prior stockholder approval, from effecting any “repricing” of any Award under the Incentive Plan and (iii) add award limits for Awards other than Options and SARs.

3. Amendments. The Plan shall be amended as follows:

(a) The definition of “Award Limit” in Section 2(d) is hereby amended and restated to read as follows:

““Award Limit” shall mean Option and SAR Awards, subject to which the aggregate number of shares of Stock equals 1,000,000, and Restricted Stock, Restricted Stock Unit, Performance Share or Phantom Share Right Awards, subject to which the aggregate number of shares of Stock equals 600,000 (in each case, as adjusted in accordance with Section 12).”

(b) Sections 4(a) and 4(b) of the Incentive Plan are hereby amended and restated to read as follows:

“(a) The shares of stock subject to Awards granted under the Plan shall be shares of Stock. Such shares of Stock subject to the Plan may be either authorized and unissued shares or previously issued shares acquired by the Company or any Subsidiary. The total number of shares of Stock reserved and available for distribution pursuant to Awards granted under the Plan is 2,300,000 shares. The total number of shares of Stock that may be issued pursuant to ISOs under this Plan shall be 2,300,000 shares.

(b) Notwithstanding any of the foregoing limitations set forth in this Section 4, the number of shares of Stock specified in this Section 4 shall be adjusted as provided in Section 12. The total number of shares of Stock that may be issued pursuant to ISOs under this Plan shall be subject to adjustment under Section 12 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.”

(c) Section 6(g) of the Incentive Plan is hereby amended and restated to read as follows:

“(g) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or SARs granted under the Plan (to the extent not theretofore exercised); provided, however, except as provided in Section 12, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs; and provided further, outstanding Options or SARs may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without prior stockholder approval.”

(d) A new Section 7(g) is hereby added to the Incentive Plan to read as follows:

“(g) The Committee shall not grant Restricted Stock and Restricted Stock Units to any individual Participant in any fiscal year that exceeds the Award Limit.”

(e) A new Section 8(h) is hereby added to the Incentive Plan to read as follows:

“(h) The Committee shall not grant Performance Shares to any individual Participant in any fiscal year that exceeds the Award Limit.”

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Incentive Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 30th day of July, 2009.

ATTEST:	MATRIX SERVICE COMPANY

/s/ Nancy E. Austin	By:	/s/ Michael J. Bradley
Nancy E. Austin Assistant Secretary		Michael J. Bradley President and Chief Executive Officer

MATRIX SERVICE COMPANY 5100 EAST SKELLY DRIVE SUITE 700 TULSA, OK 74135

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17005-P84891 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MATRIX SERVICE COMPANY For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 0 0 0 Vote on Directors

1. Election of Directors

Nominees:

01) Michael J. Bradley 02) Michael J. Hall 03) I. Edgar (Ed) Hendrix

04) Paul K. Lackey 05) Tom E. Maxwell 06) David J. Tippeconnic

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain Vote on Proposals

2. To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010. 0 0 0

3. To approve Amendment Number Three to the Matrix Service Company 2004 Stock Incentive Plan. 0 0 0

4. At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any postponements or adjournments thereof.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Please indicate if you plan to attend this meeting. 0 0

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M17006-P84891

Proxy – MATRIX SERVICE COMPANY

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 700 Tulsa, Oklahoma 74135 (918) 838-8822

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS OCTOBER 23, 2009

The undersigned stockholder(s) of Matrix Service Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 11, 2009, hereby appoints Michael J. Bradley and Thomas E. Long, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Matrix Service Company to be held on October 23, 2009 at 2:00 p.m., Central time, at Matrix Service's Corporate Headquarters, located at 5100 East Skelly Drive, Tulsa, Oklahoma, and at any and all adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on any of the matters listed on the reverse side and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND PROPOSALS LISTED ON THE REVISE SIDE, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS IN THEIR DISCRETION DEEM ADVISABLE.

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT USING THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)